Exhibit 3.109

FIFTH AMENDMENT TO AGREEMENT OF
LIMITED PARTNERSHIP OF PASCO COGEN, LTD.

This Fifth Amendment (“Fifth Amendment”) to Agreement of Limited Partnership of Pasco Cogen, Ltd. (the “Partnership”), dated as of June 10, 1997, by and among NCP Dade Power Incorporated, a Delaware corporation (“NDP”), and Pasco Project Investment Partnership, Ltd., a Florida limited partnership (“PPIP”), as the General Partners, and Dade Investment, L.P., a Delaware limited partnership (“DIL”), Pas Power Co., a Florida corporation (“PAS”), and DCC Project Finance Ten, Inc., a Delaware corporation (“DCCP”), as amended from time to time to reflect the addition of new Limited Partners, as a majority in interest of the Limited Partners.

W I T N E S S E T H :

Whereas, PAS, NDP and DIL entered into an Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of August 28, 1991 (the “LP Agreement”), as amended by (i) the First Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of January 15, 1992; (ii) the Second Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of October 15. 1992; (iii) the Third Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of July 15, 1993; and (iv) the Fourth Amendment to Agreement of Limited Partnership of Pasco Cogen. Ltd., dated as of June 13, 1994, pursuant to which PIHI was admitted as a Limited Partner of the Partnership (the LP Agreement, as so amended, the “Partnership Agreement”);

WHEREAS, pursuant to the Purchase and Sale Agreement, dated June 10, 1997, by and among PAS, DCCP and PPIP (the “Purchase and Sale Agreement”) executed simultaneously herewith, DCCP has purchased a 48.96% Limited Partner interest, and PPIP has purchased a 1.0% General Partner interest, in the Partnership from PAS;

WHEREAS, the General Partners and a majority in interest of the Limited Partners desire to admit DCCP, and DCCP desires to be admitted, as a Limited Partner in the Partnership;

WHEREAS, the General Partners and a majority in interest of the Limited Partners desire to admit PPIP, and PPIP desires to be admitted, as a General Partner in the Partnership;

WHEREAS, the General Partners and a majority in interest of the Limited Partners desire to amend the Partnership Agreement as set forth herein in accordance with the provisions of Section 17.01 of the Partnership Agreement; and

WHEREAS, PAS desires to withdraw as a General Partner;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             DCCP is hereby admitted as a Limited Partner of the Partnership.

2.             PPIP is hereby admitted as a General Partner of the Partnership and PAS hereby withdraws as a General Partner.

3.             The General Partners and a majority in interest of the Limited Partners hereby acknowledge that PAS has transferred to DCCP and PPIP, as of the date hereof, the following interests in the Partnership:

(i)            a 48.96% Partnership Interest transferred to DCCP to be held by DCCP as a Limited Partner (the “LP Interest”)

(ii)           a 1.0% Partnership Interest transferred to PPIP to be held by PPIP as a General Partner (the “GP Interest”).

4.             NDP and PAS hereby consent to the foregoing transfers of the LP Interest and the GP Interest to DCCP and PPIP, respectively, to the admission of DCCP and PPIP as a Limited Partner or a General Partner, as the case may be, of the Partnership, and to the withdrawal of PAS as a General Partner.

5.             All references in the Partnership Agreement to PAS, in its capacity as General Partner of the Partnership, are hereby deleted and replaced with PPIP.

6.             A new Section 1.66 is hereby added to the Partnership Agreement to read as follows:

“SECTION 1.66. “FPSC Regulations” shall mean regulations and policies promulgated by the Florida Public Service Commission pursuant to the Public Utility Regulatory Policies Act of 1978, and any implementing Florida state law, each as amended and in effect from time to time.”

7.             A new Section 1.67 is hereby added to the Partnership Agreement to read as follows:

“SECTION 1.67. “PPIP” shall mean Pasco Project Investment Partnership, L.P., a Florida limited partnership.”

8.             The following is hereby inserted after the last word of Section 3.02: “, or FPSC Regulations.”

9.             Section 5.01 of the Partnership Agreement is hereby deleted in its entirety and replaced with:

“SECTION 5.01. Partner Status. NDP and PPIP shall each serve as General Partners of the Partnership. The respective Partnership Interests of the General Partners and the Limited Partners are set forth on Exhibit A attached hereto, as amended from time to time. In no event shall more than, in the case of the FERC Regulations, 50%, and in the case of the FPSC Regulations, 49.99%, of the total Interests of the Partnership be owned by an “electric utility” or an “electric utility holding company” either directly or indirectly through a wholly or partially owned subsidiary, for purposes of 18 C.F.R. §292.206 (hereafter, the “FERC Ownership Criteria”).”

10.           Section 5.02(a) of the Partnership Agreement is hereby deleted in its entirety and replaced with

(a)           (i)            PPIP shall contribute to the capital of the Partnership, or shall cause Dana Commercial Credit Corporation, to contribute to the Partnership on behalf of PPIP, funds in the amounts and on the dates specified in Section 2.1 of the Equity Infusion Agreement executed by PPIP as a General Partner;

(ii)           DCCP shall contribute to the capital of the Partnership, or shall cause Dana Commercial Credit Corporation to contribute to the Partnership on behalf of DCCP, funds in the amounts and on the dates specified in Section 2.1 of the Equity Infusion Agreement executed by DCCP as Limited Partner;

(iii)          PAS shall contribute to the capital of the Partnership, or shall cause Lykes Energy, Inc. or TECO Energy, Inc., to contribute to the Partnership on behalf of PAS, funds in the amounts and on the dates specified in Section 2.1 of the Equity Infusion Agreement executed by PAS as a Limited Partner;

(iv)          NDP shall contribute to the capital of the Partnership, or shall cause North Canadian Oils Limited or GPU International, Inc., as the case may be, to contribute to the Partnership on behalf of NDP, funds in the amounts and on the dates specified in Section 2.1 of the Equity Infusion Agreement executed by NDP; and

(v)           DIL shall contribute to the capital of the Partnership, or shall cause North Canadian Oils Limited or GPU International, Inc., as the case may be, to contribute to the Partnership on behalf of DIL, funds in the amounts and on the dates specified in Section 2.1 of the Equity Infusion Agreement executed by DIL.

11.           The following is hereby added to the Partnership Agreement as Section 5.11:

“SECTION 5.11. PAS True-up Payment. If any (or any portion of) or all of (i) the payment of the Administrative Services Fee to TPS pursuant to the Administrative Services Agreement, dated as of June 10, 1997, between TPS and PPIP (the “Administrative Services Agreement”), (ii) the payment of the Fixed Annual Fee to TPS pursuant to the Administrative Services Agreement, (iii) the payment of the GP Fee to Pasco Power GP, Inc. pursuant to the Agreement of Limited Partnership of Pasco Project Investment Partnership, Ltd. dated as of June 10, 1997 between Pasco Power GP, Inc. and DCC Project Finance Ten, Inc., (iv) the repayment of Make-Whole Amounts pursuant to the Purchase and Sale Agreement or (v) the exercise by PAS of its call right pursuant to the Purchase and Sale Agreement, are considered by the FERC in any recertification order to be part of the “stream of benefits” (as such term is used by the FERC in applying the ownership criteria pursuant to 18 C.F.R. § 292.206) of the Project, then, upon (a) the consummation of the sale of any interest in the Project, the Partnership or PPIP by any one or more

Partners which are also “electric utilities”, “electric utility” holding comp wholly or partially-owned subsidiaries of “electric utilities” or “electric holding companies”, within the meaning of PURPA and 18 C.F.R. § 292.206 (a “Utility Affiliate Partner”), or (b) the dissolution of the Partnership or PPIP, the Administrative Manager shall determine whether the payment of any or all of the above fees or payments or the exercise of the call rights has resulted in Utility Affiliate Partners receiving in excess of a fifty percent (50%) derivative share of the “stream of benefits” from the Project, then PAS shall pay to the Partners which are not Utility Affiliate Partners such amounts as are necessary to reduce the “stream of benefits” flowing to Utility Affiliate Partners to below 50% of the “stream of benefits” of the Project.

This Section 5.11 shall terminate upon recertification of the Project by the FERC, provided (x) that such recertification is based on an application to the FERC which includes a description of the above mentioned Administrative Services Fee, GP Fee, Fixed Annual Fee, Make-Whole Amounts, Reimbursement Payment and call right, and (y) that the order granting recertification does not reference, as part of a determination regarding the stream of benefits, the provisions of this Section 5.11 as a basis, in whole or in part, for recertifying the Project.

12.         The following shall be added as Section 8.01(d) of the Partnership Agreement:

“(d) Notwithstanding any other provision of this Agreement, the Partnership (including NDP, PPIP, or its general partner, Pasco Power GP, Inc., in each case, when acting on behalf of the Partnership) shall not engage in any transaction with any Utility Affiliate without the written consent of at least three-fourths in interests of the Partners which are not Utility Affiliate Partners.”

13.           The introductory paragraph of Section 8.10 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 8.10. Administrative Tasks. PPIP is hereby appointed to perform the administrative tasks set forth on Schedule 2 attached to this Agreement, as such Schedule 2 may be amended from time to time (the “Administrative Tasks”). PPIP, acting in such capacity, is referred to herein as the “Administrative Manager”. The Administrative Manager shall perform the Administrative Tasks subject to the direction and control of the Management Committee.”

14.           Section 8.10(d) is hereby deleted in its entirety and replaced with the following:

“(d) PPIP shall serve as the Administrative Manager for a term which shall begin on June 13, 1997 and shall continue until the earlier of: (i) the liquidation of the Partnership; (ii) the removal for cause of, or the resignation of, PPIP as the Administrative Manager; (iii) the receipt of written notice from the Partnership to the Administrative Manager, with or without cause, if requested by the Agent, any time after an “event of default” (or similar event, however worded) under any of the Loan Documents; (iv) PPIP failing to be General Partner of the Partnership; (v) as provided in Section 8.10 (f) below; and (vi) upon dissolution and liquidation of PPIP.

(e) Without limitation of any of PPIP’s obligations or responsibilities hereunder, the parties hereto hereby acknowledge and consent to the delegation by PPIP to TECO Power Services Corporation (“TPS”) pursuant to the Administrative

Services Agreement, dated as of June 13, 1997, between TPS and PPIP, of PPIP’s obligations under Section 8.10 of the Partnership Agreement to perform the Administrative Tasks as the Administrative Manager.

(f) The parties hereto hereby agree that NDP shall have the right of first refusal to become the Partnership’s Administrative Manager as provided in the Consent and Agreement, Section 3(c)(i) dated as of June 13, 1997, among NDP, PAS, DCCP, DIL, Pasco Power GP, Inc. and TPS.

(g) In the event that NDP or another wholly-owned subsidiary of GPU International, Inc. (“GPU Operator”) becomes the operator of the Project in accordance with Section 3(e) of the Consent and Agreement dated as of June 13, 1997, among NDP, PAS, DIL, PPIP, Pas Power GP, Inc. and DCCP, then (i) the responsibilities for field oversight and oversight of GPU Operator, as successor to Stewart & Stevenson Operations, Inc. (as set forth as numbers 3 and 14 on Schedule 1 hereto) shall become Administrative Tasks described under Section 8.10 hereof and (ii) the responsibility for oversight of gas nominations and imbalance tracking and insurance administration (as set forth as numbers 6 and 10 on Schedule 2) shall become Operating Tasks described under Section 8.09 hereof.

15.           Section 12.01 of the Partnership Agreement shall be deleted in its entirety and the following new Section 12.01 shall be added in lieu thereof:

“SECTION 12.01. In General. (a) Subject to the terms and conditions set forth in the Partnership Interest Security Agreements and in the Ownership Maintenance Agreements (each as defined in the Master Agreement) and except as set forth in Section 12.03 below and for a buyout pursuant to Article XV hereof, no Partner may sell, transfer, assign, pledge, hypothecate, grant a security interest in, or otherwise dispose of or encumber, its Interest in the Partnership (whether voluntarily or involuntarily or by operation of law) (any one of the foregoing being called a “Transfer”), unless:

(i)            all of the General Partners shall have consented in writing to such Transfer, which consent shall not be unreasonably withheld or delayed; provided, however, that (A) no consent shall be required in the case of a Transfer by DCCP or DIL of a Limited Partner Interest to an Affiliate of DCCP or DIL, respectively;

(ii)           such Transfer does not violate the QF status or FERC Ownership Criteria restriction or Sections 3.02 or 5.01 hereof, or the Florida “qualifying facility” status of the Project, and the transferee provides the Partnership appropriate certificates and an opinion of counsel reasonably satisfactory to the non-assigning General Partners concluding that the Transfer will not cause the Project to lose its QF status or Florida “qualifying facility” status;

(iii)          such transferee delivers a counterpart of the instrument of Transfer, executed and acknowledged by the parties thereto, to the Partnership at its principal place of business;

(iv)          the transferee agrees in a writing thereto, reasonably satisfactory in form and substance to counsel for the non-assigning General Partners, to assume all obligations, covenants, and liabilities under this Agreement of the transferor by signing a counterpart of this Agreement; and

(v)           the conditions set forth in Section 12.03 (a)(iv), (v), (vi), (vii) and (viii) are satisfied with respect to such Transfer.

Notwithstanding any other provision of this Agreement, each of the Partners is authorized to execute and deliver the Partnership Interest Security Agreement with respect to such Partner.

16.                                 The following shall be added after Section 12.02 of the Partnership Agreement:

“SECTION 12.03. Transfers by DCCP and PPIP.

(a)           Notwithstanding Section 12.01 above but subject to Section 12.03(d) below, DCCP and PPIP may Transfer all or any portion of their respective Partnership Interests in the Partnership without the consent of NDP if (i) each such transferee or assignee is an Approved Institutional Investor (as defined below); (ii) each such transferee or assignee shall execute and deliver, in form and substance reasonably satisfactory to counsel for NDP, such agreement or agreements whereby such transferee or assignee agrees to be bound by all of the terms and provisions of, and to assume and confirm all of the obligations, covenants and liabilities of DCCP or PPIP, as the case may be, under this Agreement to the extent of the Partnership Interest Transferred; (iii) such Transfer does not violate the QF status or FERC Ownership-Criteria restrictions of Sections 3.02 or 5.01 hereof, or the Florida “qualifying facility” status of the Project; (iv) such Transfer shall not result in the Partnership being treated as an association taxable as a corporation under the Code or cause the Partnership to be terminated under Section 708(b) of the Code; (v) such Transfer would not result in a default under any Project Document; (vi) such Transfer is in compliance with all applicable laws, including without limitation securities laws, and would not result in the Partnership violating any applicable laws; (vii) NDP shall have received a legal opinion addressing the matters set forth in items (iii) through (vii) above, and such other matters as are reasonable required; and (viii) the transferring Partner pays all reasonable fees and expenses of or payable by the Partnership (including legal fees) incurred in connection with such Transfer; provided however that PPIP may only Transfer its Partnership Interest in accordance with the terms of this Section 12.03(a) if DCCP has simultaneously therewith or prior to such time sold its entire Partnership Interest to the same Person or an affiliate thereof. The term “Approved Institutional Investor” shall mean any corporation or other financial institution (x) with a net worth of at least $75,000,000 (or with unsecured senior debt rated at least investment grade by Standard and Poor’s Ratings Group, Moody’s Investor Services, Inc. or any other nationally recognized rating agency), (y) which is domiciled in the United States for Federal income tax purposes or which evidences an exemption from United States withholding taxes and (z) which is not a Material Adverse Party (as defined below).

(b)         If DCCP or PPIP shall propose to transfer or assign all or part of its Partnership Interest hereunder to an Approved Institutional Investor, such transferor shall give written notice (a “Transfer Notice”) of such intent to NDP specifying the names of such potential investors. NDP shall have twenty (20) days from the receipt of such Transfer Notice within which to provide DCCP or PPIP, as the case may be, a list setting forth the name of each Person on the Transfer Notice who is a “Material Adverse Party”. If NDP does not notify DCCP or PPIP, as the case may be, of its objections within such twenty (20) day period, such parties on the Transfer Notice shall be deemed to be parties which are not Material Adverse Parties. For purposes of this Section 12.03, with respect to NDP, a “Material Adverse Party” shall mean any Person with whom such General Partner or an Affiliate of such

General Partner currently has, or previously had, a significant business relationship (e.g., equity partner, project lender or other project party) the results of which is or was, as the case may be, unsatisfactory, due to a past or present pending or threatened litigation or arbitration or other adversarial relationship; provided, however, that the nature of any adversarial relationship shall be described in reasonable detail in a certificate provided by NDP to DCCP or PPIP, as the case may be. Such certificate shall be supported by evidence reasonably acceptable to DCCP to the extent such evidence is in NDP’s possession or control and is not privileged or confidential.

(c)          Upon any Transfer in accordance with this Section 12.03, DCCP or PPIP, as the case may be, shall be released from its obligations, covenants and liabilities hereunder to the extent of the Partnership Interest transferred arising after the date of Transfer.

(d)         The provisions of this Section 12.03 shall not apply to any Transfer made following (A) the exercise of the put, call or repurchase rights set forth in Section 13.4, 13.5, 14.1 or 14.2 of the Purchase and Sale Agreement, or (B) other re-acquisition by TECO Energy, Inc. or its Affiliates of the interests held by DCCP in the Partnership.

SECTION 12.04. Adverse Regulatory Events. In the event DCCP or PPIP (or any of its partners) or any of their respective Affiliates becomes, or is likely (in the good faith judgment of DCCP), to become, an “electric utility” or “electric utility holding company” as defined in the Public Utility Holding Company Act (“PUHCA”), as a result of the loss of QF status of the Project (an “Adverse Regulatory Event”), then unless the Project has become or is an exempt wholesale generator as defined in PUHCA (an “EWG”), then the General Partners shall cause the Partnership, to the extent permitted by applicable law, to file an application with FERC to become an EWG and shall diligently pursue such application. If such application shall not be granted within 60 days of its filing, upon the earlier of the expiration of such 60-day period and FERC denying such application, at the option of DCCP or PPIP, the General Partners hereby agree to amend this Agreement to (i) reduce the voting rights of DCCP and PPIP and/or (ii) convert the general partner interest of PPIP to a limited partner interest (it being understood that if such conversion occurs, (a) the number of members on the Management Committee shall be reduced to two (with such members being appointed by the sole General Partner), and (b) PPIP shall cause the Administrative Tasks to be transferred pursuant to the direction of the General Partner, as and to the extent necessary, to avoid or terminate such Adverse Regulatory Event. The General Partners agree, at the expense of DCCP or PPIP, as applicable, to execute any and all documents and instruments prepared or presented by DCCP or PPIP, as applicable, as may be reasonably necessary to effect the foregoing.

SECTION 12.05. Purchase of Retained Interest. Notwithstanding anything in this Agreement to the contrary, and subject to receipt of any necessary third parry consents and compliance with applicable law, if any, in the event that DCCP does not elect, pursuant to Section 5 of the Purchase and Sale Agreement, by written notice within thirty (30) days following the first anniversary of the Closing Date (as defined in the Purchase and Sale Agreement) to purchase the Retained LP Interest (as defined in the Purchase and Sale Agreement), then the Partnership shall immediately thereafter, upon ten (10) days prior notice to the Partners, redeem the Retained LP Interest from PAS for the redemption price of $23,080 payable in cash, and each Partner’s Interest in the Partnership shall be adjusted accordingly”.

17.         Section 14.01(e) of the Partnership Agreement is hereby deleted in its entirety and a new Section 14.05 is added as follows:

“(a) No Partner or any of its Affiliates:

(i)  will acquire any interest in other entities which would cause the Partnership to exceed the FERC Ownership Criteria or otherwise cause the Project to lose its QF status; or

(ii)  will transfer any of their Interests in the Partnership in a manner which would cause the Project to lose its QF status.”

18.                            Exhibit A to the Partnership Agreement is hereby amended to read in its entirety as follows:

“Exhibit A

Partnership Interests

The respective Partnership Interests of the Partners are as follows:

PPIP as General Partner	1.0%

DCCP as Limited Partner	48.96%

PAS as Limited Partner	0.04%

NDP as General Partner	1.0%

DIL as Limited Partner	48.90%

PIHI as Limited Partner	0.10%

19.           Expect as amended hereby, the Partnership Agreement shall continue in full force and effect.

20.           References herein to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of the Partnership Agreement.

21.           Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement.

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be executed as of the date first above written.

GENERAL PARTNERS:

NCP DADE POWER INCORPORATED

By:	/s/ David Brauer

PASCO POWER INVESTMENT PARTNERSHIP, LTD.

By:	Pasco Power GP, Inc., its General Partner

	By:	/s/ R. E. Ludwig

LIMITED PARTNERS:

PAS POWER CO.

By:	/s/ E. Elliott White
E. Elliott White
Exec V.P.

DADE INVESTMENT, L.P.

By:	NCP Dade Power Incorporated, its General Partner

	By:	/s/ R. E. Ludwig

PASCO INTEREST HOLDINGS, INC.

By:

DCC PROJECT FINANCE TEN, INC.

By:	/s/ James J. Vigneau
James J. Vigneau
Investment Manager